As filed with the Securities and Exchange Commission on August 14, 2008

Registration No. 333- 31114

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

DIGIMARC CORPORATION

(now known as L-1 Secure Credentialing, Inc.)

(Exact Name of registrant as specified in its charter)

DELAWARE	94-3342784
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o L-1 Secure Credentialing, Inc.

9405 S.W. Gemini Drive

Beaverton, Oregon 97008

(503) 469-4800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Digimarc Corporation 1995 Stock Incentive Plan

Digimarc Corporation 1999 Stock Incentive Plan

Digimarc Corporation 1999 Employee Stock Purchase Plan

(Full title of the plan)

Robert V. LaPenta

Chairman and Chief Executive Officer

L-1 Secure Credentialing, Inc.

9405 S.W. Gemini Drive

Beaverton, Oregon 97008

(503) 469-4800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Marita A. Makinen

Kyle C. Krpata

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SHARES

The Registration Statement on Form S–8 (Registration No. 333-31114) (the “Registration Statement”) of Digimarc Corporation, a Delaware Corporation (“Digimarc”), pertaining to the registration of 4,525,000 shares of common stock, par value $0.001 per share, of Digimarc (“Common Stock”), as such amounts may have increased for any stock split, stock dividend, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend or similar adjustment to the outstanding Common Stock, to which this Post–Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on February 25, 2000.

L-1 Identity Solutions, Inc., a Delaware corporation (“L-1”), Dolomite Acquisition Co., a Delaware corporation and wholly-owned subsidiary of L-1 (“Merger Sub”), and Digimarc entered into an Amended and Restated Agreement and Plan of Merger (as amended, the “Merger Agreement”) on June 29, 2008, pursuant to which L-1 and Merger Sub commenced a cash tender offer for all issued and outstanding shares of Common Stock of Digimarc.

On August 13, 2008 (the “Effective Time”), L-1 filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, pursuant to which Merger Sub was merged with and into Digimarc, with Digimarc (now known as L-1 Secure Credentialing, Inc.) continuing as the surviving corporation and a wholly-owned subsidiary of L-1 (the “Merger”).  At the Effective Time, each outstanding share of Common Stock (other than shares held by L-1 or its subsidiaries or shares for which appraisal rights are properly demanded in accordance with Delaware law ) was automatically converted into the right to receive $12.25 in cash, without interest thereon and less any required withholding taxes.

As a result of the Merger, Digimarc has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by Digimarc in the Registration Statement to remove from registration, by means of a post–effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, Digimarc hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Post–Effective Amendment No. 1 to the Registration Statement on Form S–8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on August 14, 2008.

L-1 SECURE CREDENTIALING, INC.
formerly known as Digimarc Corporation

By:	/s/ ROBERT V. LAPENTA
Robert V. LaPenta
Chairman and Chief Executive Officer